As filed with the Securities and Exchange Commission on April 8, 2008

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA DIRECT, INC.

(Exact name of the registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

13-3876100

(I.R.S. Employer Identification Number)

431 Fairway Drive

Deerfield Beach, Florida 33441

(954) 363-7330

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. David Stein

Chief Operating Officer

China Direct, Inc.

431 Fairway Drive

Deerfield Beach, Florida 33441

(954) 363-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

James M. Schneider, Esq.

Schneider Weinberger & Beilly, LLP

2200 Corporate Boulevard N.W.

Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 (1)(2)	3,368,374	$8.25	$27,789,086	$1,093
Common stock, par value $0.001 (3)	2,405,000	$8.00	$19,240,000	757
	5,773,374			$1,850

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)           Includes up to 3,368,374 shares of common stock issuable upon the conversion of 12,950 shares of Series A Convertible Preferred Stock and as dividend payments on the Series A Convertible Preferred Stock.

(3)           Includes up to 2,405,000 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $8.00 per share.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the Series A Convertible Preferred stock and the common stock purchase warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2008

PROSPECTUS

China Direct, Inc.

5,773,374 shares of Common Stock

This prospectus relates to periodic offers and sales of up to 5,773,374 shares of our common stock by the selling shareholders, which includes:

•	up to 3,368,374 shares of common stock issuable upon the conversion of 12,950 shares of our Series A Convertible Preferred Stock and as dividend payments on such shares; and

•	up to 2,405,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $8.00 per share.

The Series A Convertible Preferred Stock and common stock purchase warrants were sold by us in a private placement in February 2008. We will not receive any proceeds from the sale of the shares by the selling shareholders, however, if the warrants are exercised on a cash basis we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the selling shareholders. See “Selling Shareholders” beginning on page 12 for a list of the selling shareholders.

These shares of common stock were registered to permit the selling shareholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The selling shareholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 17 of this prospectus.

You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is quoted on the American Stock Exchange under the symbol “CDS”. On April 7, 2008 the last reported sale price for our common stock was $8.75 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2008

PROSPECTUS SUMMARY

The following is a general summary of the information contained in this prospectus. It does not include all of the information that you should consider before investing in our securities. You should read this entire prospectus, the documents incorporated by reference into this prospectus and any accompanying prospectus supplement before making an investment decision.

Overview

We are a management and advisory services organization which owns and consults with business entities operating in the People’s Republic of China (PRC). Our company was created in recognition of the market need for both investment capital and management acumen for small to medium size business entities in the PRC with annual revenues under $100 million. Our mission is to provide a platform to support, develop and nurture these businesses which we believe play a vital role in the ongoing expansion of the Chinese economy.

We operate in two primary divisions:

•	Management Services, and
•	Advisory Services.

Our Management Services division includes our wholly and majority owned subsidiaries operating in China. Our Management Services division acquires controlling interests of Chinese business entities which we consolidate as either our wholly or majority owned subsidiaries. We refer to these subsidiaries as our “portfolio” companies. Through this ownership control, we provide management advice as well as investment capital, and our goal is to enable these portfolio companies to successfully expand their operations. We are committed to improving the quality and performance of each portfolio company by providing an array of resources to augment their efficiency and growth. We provide these services through management teams in both the United States and China. As of the date hereof, our Management Services division includes 16 subsidiaries in various industries with over 1,200 employees in the PRC.

Within our Management Services division, we maintain and report three business segments, including:

•

Magnesium. Revenues from this segment were approximately $100.9 million in 2007, including revenues of approximately $2.8 million from related parties, and represented approximately 58% of our total consolidated revenues,

•	Basic Materials. Revenues from this segment were approximately $55.3 million in 2007, representing approximately 32% of our total consolidated revenues, and
•	Clean Technology. Revenues approximately $6.7 million and represented approximately 4% of our total consolidated revenue.

Our Advisory Services division provides consulting services to both Chinese entities seeking access to the U.S. capital markets and North American entities seeking business opportunities in the PRC. Our Advisory Services division offers a suite of consulting services tailored to meet the needs of each individual client. We currently have service contracts with various clients who conduct business within China or seek to conduct business with China. Our Advisory Services had revenues of approximately $11.3 million in 2007, including approximately $1.8 million from related parties, and represented approximately 7% of our total consolidated revenues.

We were incorporated in Delaware in July 1999. In June 2007 we domesticated the company in the State of Florida. Our principal executive offices are located at 431 Fairway Drive, Deerfield Beach, Florida 33441. Our telephone number at this location is (954) 363-7330. We operate the web sites, www.chinadirectinc.com and www.cdii.net. The information which appears on these web sites is not part of this prospectus.

Recent Development

On March 31, 2008, we announced that we received a letter from The NASDAQ Stock Market LLC, approving our application to list our common stock on The NASDAQ Global Market. On April 1, 2008, our Board of Directors approved the listing and the withdrawal from the American Stock Exchange. We provided the American Stock Exchange the required written notice of our intention to withdraw the listing of our common stock from The American Stock Exchange on April 2, 2008.

We expect that our common stock will begin trading on The NASDAQ Global Market under its current symbol “CDS” on April 14, 2008. Our common stock will continue to trade on The American Stock Exchange until such date.

Other Pertinent Information

All share and per share information contained in this prospectus gives effect to the 100 for 1 (100:1) reverse stock split of our common stock effective June 28, 2006.

When used herein, “China Direct”, “we”, “us” or “our” refers to China Direct, Inc., a Florida corporation, and our subsidiaries.

SUMMARY OF THE OFFERING

On February 15, 2008, we closed the sale of $12,950,000 of our securities to 14 accredited investors pursuant to the terms of the Securities Purchase Agreement entered into on February 11, 2008. We issued and sold the purchasers 12,950 shares of our Series A Convertible Preferred Stock together with common stock purchase warrants to purchase an aggregate of 1,850,000 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Rule 506 of Regulation D and Section 4(2) of that act. Roth Capital Partners, LLC acted as placement agent for us in the offering. We paid Roth Capital Partners, LLC a cash commission of $1,295,000 and issued the firm common stock purchase warrants to purchase an aggregate of 300,000 shares of our common stock with an exercise price of $8.00 as compensation for its services. We are using the net proceeds from this offering for capital to expand the operations of our existing subsidiaries, acquisitions and for general working capital.

Under the terms of a Registration Rights Agreement entered into as part of the offering, we agreed to file a registration statement with the Securities and Exchange Commission by April 15, 2008, covering the public resale of the shares of common stock underlying the Series A Convertible Preferred Stock and the warrants, and to use our best efforts to cause the registration statement to be declared effective within 135 days from filing. The registration statement of which this prospectus is a part registers up to 130% of the shares of our common stock which are presently issuable upon the conversion of the Series A Convertible Preferred Stock and as dividend payments on those shares as well as shares issuable upon the exercise of the warrants as required by the Registration Rights Agreement in order to provide sufficient shares in the event of adjustments in the conversion and exercise prices of those securities pursuant to their terms. The registration statement, of which this prospectus is a part, was filed on April 8, 2008. We will pay all costs associated with the registration statement(s), other than underwriting commissions and discounts, and we agreed to reimburse investors for legal fees in an amount not to exceed $10,000.

Under this prospectus, the selling shareholders listed in the section of this prospectus entitled “Selling Shareholders” may offer and sell up to 5,773,374 shares of our common stock, including shares issuable upon the conversion of our Series A Convertible Preferred Stock, shares of we may issue as dividends on our Series A Convertible Preferred Stock and shares issuable upon the exercise of outstanding warrants with an exercise price of $8.00 per share.

Common stock outstanding prior to the offering:	21,057,010 shares at April 2, 2008.

Common stock outstanding after the offering:

26,830,384 shares, assuming the full conversion of all shares of Series A Convertible Preferred Stock at a conversion price of $7.00 per share, the issuance of 963,374 shares of common stock as dividends on the Series A Convertible Preferred Stock and the full exercise of the warrants, exercised on a cash basis, but giving no effect to the exercise of any other outstanding options or warrants.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive the exercise price of any cash exercise the warrants.

American Stock Exchange symbol:	CDS

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR BUSINESS

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO IDENTIFY AND CLOSE ACQUISITIONS OF OPERATING COMPANIES IN CHINA. THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION.

Our primary business and operational focus is on our Management Services division. Our growth strategy is to acquire companies and identify and acquire assets and technologies from businesses in China that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these business will enhance our future financial conditions, including to the extent that the businesses acquired in these transactions do not remain competitive, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to implement our business model. Our future capital requirements, however, depend on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper collection and recordation of financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

THE VALUE OF THE EQUITY SECURITIES WE ACCEPT AS COMPENSATION IS SUBJECT TO ADJUSTMENT WHICH COULD RESULT IN LOSSES TO US IN FUTURE PERIODS.

Historically our Advisory Services division has accepted equity securities of consulting clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale” and “investment in marketable securities held for sale - related party”. We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value. Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible. This review may result in an adjustment to their carrying value which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce our carrying value of the investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

THE INVESTMENT COMPANY ACT OF 1940 WILL LIMIT THE VALUE OF SECURITIES WE CAN ACCEPT AS PAYMENT FOR OUR BUSINESS CONSULTING SERVICES WHICH MAY LIMIT OUR FUTURE REVENUES.

We have historically accepted stock as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash which will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business consulting clients in the future.

OUR ACQUISITION EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS.

Our business model may result in the issuance of our securities to consummate acquisitions in the future. As a result, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel at our subsidiaries in China who perform key functions in the operation of our business. These individuals include Messrs. Wuliang Zhang, Yuwei Huang and Jingdong Chen. All of these individuals are located in China and we do not exercise any substantive day to day supervision over their activities. While we are a party to employments with certain of these individuals, we do not have employment or similar agreements with all of these individuals and there are no assurances that they will remain employed by their respective companies or devote sufficient time and attention to the operations of those entities. The loss of one or more of these key employees could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations at these subsidiaries could be adversely impacted.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because these contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute under agreements which could have been avoided if the contracts were prepared in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection will divert management’s time from the operation of our business and require us to expend funds attempting to settle a possible dispute. This possible diversion of management time will limit the time our management would otherwise devote to the operation of our business, and the diversion of capital could limit the funds we have available to pay our ongoing operating expenses.

FROM TIME TO TIME WE ENGAGE IN RELATED PARTY TRANSACTIONS. THERE ARE NO ASSURANCES THAT THESE TRANSACTIONS ARE FAIR TO OUR COMPANY.

From time to time our subsidiaries in the PRC enter into transactions with related parties which include the purchase from or sale to of goods and products from related parties, and advancing these related parties significant sums as prepayments for future goods or services and working capital, among other transactions. We have in place policies and procedures which require the pre-approval of loans between these related parties. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with these various related parties are on terms as fair as we might receive from or extend to third parties.

CHANG MAGNESIUM’S CHIEF EXECUTIVE OFFICER IS ALSO CHIEF EXECUTIVE OFFICER OF A GROUP OF COMPANIES WHICH DIRECTLY COMPETE WITH CHANG MAGNESIUM.

Mr. Yuwei Huang, CEO, Chairman and minority shareholder of our Chang Magnesium subsidiary and an officer of certain other subsidiaries in our Magnesium segment, is the chairman of Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”), a position he has held since founding that company in 1999 and he also serves in various positions with its affiliated companies. YiWei Magnesium, a minority owner of two of our subsidiaries Chang Magnesium and Golden Magnesium, owns interests in seven subsidiary magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China, and is generally regarded as the largest exporter for magnesium products in China and the second largest producer. Because these companies have similar operations relating to those of Chang Magnesium and Mr. Huang has operational control over competing companies, he is subject to certain inherent conflicts of interest. There can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts of interest. The operations of the affiliated entities of Mr. Huang are expected to be phased out by no later than the end of 2008, but until that time, potential conflicts of interest could occur with Mr. Huang’s affiliated entities which may not be resolved to our benefit.

THE OPERATIONS OF OUR BASIC MATERIALS SEGMENT WILL BE SUBJECT TO RISKS AND HAZARDS INHERENT IN THE MINING INDUSTRY

Through our Basic Materials segment beginning in 2008 we will be involved in the mining and processing of zinc. These operations will become subject to risks and hazards inherent in the mining industry, including, but not limited to, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. The nature of these risks is such that liabilities may cause our company to incur substantial uninsured losses.

THE DEVELOPMENT AND OPERATION OF A MINE OR MINERAL PROPERTY INVOLVES MANY RISKS

The development and operation of a mine or mineral property involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to be overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages. The nature of these risks is such that liabilities may also cause our company to incur substantial uninsured losses.

RISKS RELATED TO DOING BUSINESS IN CHINA

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to our company.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,
•	the sickness or death of our key employees, or
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of revenues are in the form of Renminbi (RMB), the main currency used in China , any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At December 31, 2007 our PRC subsidiaries had approximately $10,452,000 on deposit in banks in China, which represented approximately 51% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could impact our ability to continue as a going concern.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have an adverse effect on our business.

RISKS RELATED TO OUR COMMON STOCK

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Florida law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders. In addition, our articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our Board of Director, of which 12,950 shares have been designated as our Series A Convertible Preferred Stock and the remaining 9,987,050 shares remain without designation. Our Board of Directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common shareholders.

IF THE SELLING SHAREHOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the risk of doing business in the PRC, our ability to implement our strategic initiatives, our access to sufficient capital, the effective integration of our subsidiaries in the PRC into a U.S. public company structure, economic, political and market conditions and fluctuations, government and industry regulation, Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

We will not receive any proceeds from the sales of the common stock offered by this prospectus. If, and when, the warrants are exercised by the selling shareholders, and providing that the warrants are exercised on a cash basis, the proceeds from the exercise of the warrants shall be used by us for general corporate purposes.

SELLING SHAREHOLDERS

The shares of common stock offered by the selling shareholders are issuable upon exercise of the warrants, upon conversion of the Series A Convertible Preferred Stock and in payment of dividends on the shares of Series A Convertible Preferred Stock. For additional information regarding the issuance of those warrants and shares of Series A Convertible Preferred Stock, see “Summary of the Offering” above.

We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Certain of the selling shareholders have invested in securities offerings we have conducted in the past. These investments were negotiated on an arms length basis and were on the same terms and conditions as other investors in those offerings. Except for such participation and the ownership of the Series A Convertible Preferred Stock and warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The first column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of Series A Convertible Preferred Stock and warrants, as of April 2, 2008, assuming conversion of all shares of Series A Convertible Preferred Stock and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

The second column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a Registration Rights Agreement with the selling shareholders, this prospectus generally covers the resale of 130% of the sum of:

(i)        number of shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock as of the trading day immediately preceding the date the registration statement of which this prospectus is a part is initially filed with the SEC,

(ii)       the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC; and

(iii)      the maximum number of dividend shares issued or issuable from the closing date through the fifth anniversary of the closing date pursuant to the terms of the Series A Convertible Preferred Stock calculated as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.

Because the conversion price of the Series A Convertible Preferred Stock and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The third column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Series A Convertible Preferred Stock and the warrants, a selling shareholder may not convert the Series A Convertible Preferred Stock or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the shares of Series A Convertible Preferred Stock which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the first column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage to be owned after offering

Hudson Bay Fund LP (1)	285,000	444,706	0	n/a
Hudson Bay Overseas Fund Ltd. (2)	465,000	725,573	0	n/a
Liberty Harbor Master Fund I, L.P. (3)	750,000	1,170,279	0	n/a
Cranshire Capital, L.P. (4)	600,000	936,223	0	n/a
Portside Growth & Opportunity Fund (5)	350,000	546,130	0	n/a
Whitebox Intermarket Partners, LP (6)	250,000	390,093	0	n/a
Enable Growth Partners LP (7)	170,000	265,263	0	n/a
Enable Opportunity Fund L.P. (8)	20,000	31,207	0	n/a
Pierce Diversified Strategy Master Fund LLC, Ena (9)	10,000	15,604	0	n/a
Harborview Master Fund, L.P. (10)	200,000	312,074	0	n/a
Ellis International, L.P. (11)	200,000	312,074	0	n/a
Alpha Capital Anstalt (12)	200,000	312,074	0	n/a
Whalehaven Capital Fund Limited (13)	162,500	156,037	62,500	*
CMS Capital (14)	100,000	156,037	0	n/a
Totals		5,773,374

*	represents less than 1%

(1)           Hudson Bay Fund LP is the record holder of 997.5 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 142,500 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 259,456 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares , and (ii) 185,250 shares issuable upon exercise of the warrants. Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Fund LP. The selling shareholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(2)           Hudson Bay Overseas Fund Ltd. is the record holder of 1,627.5 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 232,500 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 423,323 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 302,250 shares issuable upon exercise of the warrants. Sander Gerber, Yoav Roth and John Doscas share voting and investment power over these securities. Each of Sander Gerber, Yoav Roth and John Doscas disclaim beneficial ownership over the securities held by Hudson Bay Overseas Fund LTD. The selling shareholder acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.

(3)           Liberty Harbor Master Fund I, L.P. is the record holder of 2,625 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 375,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 682,779 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 487,500 shares issuable upon exercise of the warrants. Liberty Harbor Master Fund I, L.P.. is an affiliate of Goldman Sachs & Co. The investment manager of Liberty Harbor Master Fund I, L.P. is GS Investment Strategies, LLC. No individual within GS Investment Strategies, LLC has sole voting and investment power with respect to the securities.

(4)           Cranshire Capital, L.P. is the record holder of 2,100 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 300,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 546,223 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 390,000 shares issuable upon exercise of the warrants. Mr. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mr. Mitchell P. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the securities held by Cranshire Capital, L.P.

(5)           Portside Growth & Opportunity Fund is the record holder of 1,225 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 175,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 318,630 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 227,500 shares issuable upon exercise of the warrants. Ramius LLC (“Ramius”) is the investment adviser of Portside Growth & Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside Growth & Opportunity Fund. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. An affiliate of Ramius is a registered broker-dealer. However, this affiliate will not sell any securities offered by Portside Growth & Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with the sale of securities by Portside Growth & Opportunity Fund through this prospectus.

(6)           Whitebox Intermarket Partners, LP is the record holder of 875 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 125,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 227,593 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred and as dividend payments on those shares, and (ii) 162,500 shares issuable upon exercise of the warrants. Whitebox Intermarket Partners, LP is managed by Whitebox Intermarket Advisors LLC, which is managed by Whitebox Advisors, LLC. Mr. Andrew Leaf has sole voting and investment power with respect to these shares of common stock.

(7)           Enable Growth Partners LP is the record holder of 595 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 85,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 154,763 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred

Stock and as dividend payments on those shares, and (ii) 110,500 shares issuable upon exercise of the warrants. Enable Growth Partners LP is managed by Enable Capital Management LLC. Mr. Mitch Levine is the managing partner of Enable Capital Management LLC and is also a principal in Enable Growth Partners LP’s general partner. The number of shares owned by Enable Growth Partners LP excludes any securities owned by Enable Opportunity Partners LP or Pierce Diversified Strategy Master Fund LLC, Ena that are also offered under this prospectus. Enable Capital Management LLC also manages both Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena and Mr. Levine also has the power to vote or dispose of such securities.

(8)           Enable Opportunity Partners LP is the record holder of 70 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 10,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 18,207 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 13,000 shares issuable upon exercise of the warrants. Enable Opportunity Partners LP is managed by Enable Capital Management LLC. Mr. Mitch Levine is the managing partner of Enable Capital Management LLC. The number of shares owned by Enable Opportunity Partners LP excludes any securities owned by either Enable Growth Partners LP or Pierce Diversified Strategy Master Fund LLC that are also offered under this prospectus. Enable Capital Management LLC also manages Enable Growth Partners LP and Pierce Diversified Strategy Master Fund LLC and Mr. Levine also has the power to vote or dispose of such securities.

(9)           Pierce Diversified Strategy Master Fund LLC, Ena is the record holder of 35 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 5,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 9,104 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 6,500 shares issuable upon exercise of the warrants. Pierce Diversified Strategy Master Fund LLC, Ena, is managed by Enable Capital Management LLC. Mr. Mitch Levine is the managing partner of Enable Capital Management LLC. The number of shares owned by Pierce Diversified Strategy Master Fund LLC excludes any securities owned by either Enable Growth Partners LP or Enable Opportunity Partners LP t hat are also offered under this prospectus. Enable Capital Management LLC also manages Enable Growth Partners LP and Enable Opportunity Partners LP and Mr. Levine also has the power to vote or dispose of such securities.

(10)          Harborview Master Fund L.P. is the record holder of 700 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 100,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 182,074 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 130,000 shares issuable upon exercise of the warrants. Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund L.P., and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of our securities owned by Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

(11)          Ellis International, L.P. is the record holder of 700 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 100,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 182,074 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 130,000 shares issuable upon exercise of the warrants. Mr. Wilhelm Unger has voting and dispositive control over securities held by Ellis International, Ltd.

(12)          Alpha Capital Anstalt is the record holder of 700 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 100,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 182,074 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 130,000 shares issuable upon exercise of the warrants. Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

(13)          Whalehaven Capital Fund Limited is the record holder of 62,500 shares of our common stock, 350 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 50,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 91,037 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 65,000 shares issuable upon exercise of the warrants. Mr. Brian Mazzella is the chief financial officer of Whalehaven Capital Fund Limited and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Whalehaven Capital Fund Limited.

(14)          CMS Capital is the record holder of 350 shares of our Series A Convertible Preferred Stock together with a common stock purchase warrant to purchase 50,000 shares of our common stock at an exercise price of $8.00 per share. The number of shares offered includes up to (i) 91,037 shares which are issuable upon the conversion of the shares of Series A Convertible Preferred Stock and as dividend payments on those shares, and (ii) 65,000 shares issuable upon exercise of the warrants. Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, upon exercise of the warrants and in payment of dividends on the Series A Convertible Preferred Stock to permit the resale of these shares of common stock by the holders of the Series A Convertible Preferred Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible preferred shares, warrants or shares of common stock issuable upon conversion of the convertible preferred, exercise of the warrants and in payment of dividend on the preferred shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $82,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheet as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007,
•	a Current Report on Form 8-K as filed on March 31, 2008,
•	a second Current Report on Form 8-K as filed on March 31, 2008, and
•	a Current Report on Form 8-K as filed on April 2, 2008.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares to be sold by the selling shareholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Upon your written or oral request, we will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered at no cost to the requested a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for such documents should be directed to Corporate Secretary, China Direct, Inc., 431 Fairway Drive, Deerfield Beach, Florida 33441, telephone number (954) 363-7330.

We file annual, quarterly and other reports and information with the SEC. You may read and copy any materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TABLE OF CONTENTS

	Page

Prospectus Summary	2

Summary of the Offering	3

Risk Factors	4	CHINA DIRECT, INC.

Cautionary Statements Regarding Forward-Looking Information	12	PROSPECTUS

Use of Proceeds	12

Selling Shareholders	12

Plan of Distribution	17

Legal Matters	19

Experts	19	________, 2008

Incorporation of Certain Information by Reference	20	5,773,374 Shares of Common Stock

Where You Can Find Additional Information	20

Commission Position on Indemnification for Securities Act Liabilities	21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses payable by China Direct, Inc. in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$1,850
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*.	25,000
Financial Printing*	1,000
Transfer Agent Fees*.	2,500
Blue Sky Fees and Expenses*.	500
Miscellaneous*	1,150
TOTAL	$82,000
* Estimated

Item 15. Indemnification of Directors and Officers.

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Item 27. Exhibits.

Exhibit No.	Exhibit
3.1	Articles of Amendment to the Articles of Incorporation setting forth the designations, rights and preferences of the Series A Convertible Preferred Stock (1)
4.1	Form of common stock purchase warrant (2)
5.1	Opinion of Schneider Weinberger & Beilly LLP *
10.1	Securities Purchase Agreement dated February 11, 2008 (2)
10.2	Registration Rights Agreement dated February 11, 2008 (2)
23.1	Consent of Sherb & Co., LLP*
23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1)*

*	filed herewith

(1)	Incorporated by reference to the Current Report on Form 8-K as filed on February 15, 2008.
(2)	Incorporated by reference to the Current Report on Form 8-K as filed on February 12, 2008.

Item 28. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-2 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, State of Florida on April 8, 2008.

China Direct, Inc.

By:	/s/ Yuejian (James) Wang

Yuejian (James) Wang, Chief Executive Officer,
director, principal executive officer

By:	/s/ Yi (Jenny) Liu
Yi (Jenny) Liu, Vice President, Finance,

principal accounting and financial officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuejian (James) Wang Yuejian (James) Wang	President, Chief Executive Officer, director, principal executive officer	April 8, 2008

/s/ Marc Siegel Marc Siegel	President and director	April 8, 2008

Victor Hollander	Director	April 8, 2008

David Barnes	Director	April 8, 2008

/s/ Sheldon Steiner Sheldon Steiner	Director	April 8, 2008

The foregoing represents a majority of the Board of Directors.